Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Exterran Holdings, Inc.’s Registration Statements No. 333-145589, No. 333-145558, No. 333-165146, No. 333-170528, No. 333-176050, No. 333-177747 and No. 333-188341 each on Form S-8 of our reports dated February 26, 2015, relating to the consolidated financial statements and financial statement schedule of Exterran Holdings, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exterran Holdings, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 26, 2015